Exhibit 23.15

SHARE PURCHASE AGREEMENT

Hereby is recorded the Share Purchase Agreement entered into by and between New Inca Goldmines Limited, a company domiciled in Canada, hereinafter the VENDOR, of one part; and LUMINA COPPER CORP., a company domiciled in Canada, hereinafter the PURCHASER of the other part; in the following terms and conditions.

FIRST:

DEFINITIONS

  1327008 Ontario Limited: 1327008 Ontario Limited

  Shares:  Are the 100% of the shares representing 1327008 Ontario Limited´s capital stock.

  Arbitration: Is the arbitration process between Minera Andes del Norte SAC and Eastpac with the Assignor.

  General Mining Act:  Is the Single Ordered Text of the General Mining Act approved by S. D.  Nº 014-92-EM and its amendments, extensions, regulations and other connected thereto.

  Assignor: Is Sociedad Minera de Responsabilidad Limitada El Molino of Cajamarca, titleholder of the Mining Right and its predecessors.

  Mining Assignment Agreement:  Is the Mining Assignment Agreement entered into by and between Mr. Richard Brown and the Assignor of the Mining Right, evidenced by public deed dated August 16, 1994 before Notary of Lima Dr. Julio Antonio del Pozo Valdez, which 50% was transferred in favour of Eastpac as per public deeds of August 11, 1995 and January 21, 1998 before Notary of Lima doctor Ramón Espinoza Garreta.

  Mining Right: Is the mining right “El Molino", with mining concession title granted by Superior Resolution N° 7972-1996-RPM dated November 26, 1996, with Single Code 03001745X01, covering an area of 1000 hectares, located in Sartenes site, District of Sorochuco, Province of Celendín, Departament of Cajamarca, at Zone 17, Sheet 14-G, registered in Entry 9 of Record 8017 of Trujillo Registration Office of the Mining Registry, which is duly entered in the Mine Book for 2003 with 1.000.0939 actual hectares. The Mining Rights involves all its constituent and accessory parts, including the rights, authorizations and permits.

  Eastpac: Eastpac Minerals Perú S.A.

  The Purchaser: Lumina Copper Corp., or any company to whom it assigns its right to purchase the Shares according to Section Sixteen.

  The Vendor: New Inca Goldmines Ltd., a Canadian company, direct or indirect owner of the Shares.

  Final Feasibility Study: Is the Study that complies with the parameters described in Exhibit D.

  Net Profit Interest: Is the interest that corresponds to the VENDOR as established in  Section Sixth of this Share Purchase Agreement, which is calculated according to Exhibit B.

  Interest on the Mining Right: The condition of assignee of 50% of the Mining Assignment Agreement entered into with the Assignor.  The mining assignee condition grants Eastpac together with Minera Andes del Norte SAC the right to explore and exploit the Mining Right, as well as to exercise all the rights and obligations of the Mining Right titleholder during 10 years as of the date of executing the Mining Assignment Agreement extendable for equal periods of time.

  Net Smelter Return: Is the interest corresponding to the VENDOR pursuant to Section Sixth of the Share Purchase Agreement, which is calculated according to Exhibit C.

  Commercial Production: Commercial Production is understood as to be started according to the definition contained in Exhibit E.

SECOND:

BACKGROUND

1.

The VENDOR is the only owner of the Shares of 1327008 Ontario Limited, which is the sole direct and indirect holder of the shares of Eastpac, a company domiciled in Peru, duly adapted to the General Companies Law according to the First Transitory Provision of Law Nº 26887;

2.

Eastpac has entered into a Mining Assignment Agreement with the Assignor, whereby it maintains the Interest on the Mining Right;

3.

Eastpac has had legal differences with the Assignor and in litis consortio with Minera Andes del Norte S.A., titleholder of the remaining 50% over the Mining Right Interest, is a party to an Arbitration on the Mining Assignment Agreement.

THIRD:

PURPOSE

By means of this Agreement the VENDOR sells to the PURCHASER and the PURCHASER purchases from the VENDOR 100% of its Interest on the Mining Right by purchasing 100% of shares representing 1327008 Ontario Limited´s capital stock in the terms contained hereunder. The purchase includes all what by fact or law may correspond to the VENDOR’s Shares in1327008 Ontario Limited, which are free and clear of any lien or encumbrance.

The PURCHASER shall be entitled to appoint one of the companies under its control to act as the registered owner of the Shares without needing any further consent from the VENDOR, and guarantying as of now the obligations that said company may assume under this Agreement.

FOURTH:

VENDOR AND PURCHASER REPRESENTATIONS

1.1

The VENDOR represents that:

(a)

It is a company duly organized and in force and authorized to do business and comply with the purpose of this Agreement;

(b)

When entering into this Agreement it is not, and 1327008 Ontario Limited is not, violating any other agreement or arrangement;

(c)

It has all corporate authorizations necessary to enter into this Share Purchase Agreement, not requiring of any further authorization or approval from any other entity whatsoever;

(d)

1327008 Ontario Limited is a company without liabilities and the Eastpac shares constitute its only asset;

(e)

1327008 Ontario Limited has no obligations, contracts or agreements upon its capital and assets;

(f)

1327008 Ontario Limited has no pending or threatened claims;

(g)

1327008 Ontario Limited has no pending taxes nor unpaid taxes, fines or sanctions before any tax, customs or securities authority;

(h)

1327008 Ontario Limited has all its corporate and accounting books up to date;

(i)

Other than the liabilities disclosed in Exhibit F, Eastpac is a company without liabilities and its financial statements enclosed as Exhibit A of this Share Purchase Agreement accurately show Eastpac’s financial situation and equity at the date of execution of this Share Purchase Agreement;

(j)

Eastpac has no obligations, contracts or agreements upon its capital and assets, except for the Mining Assignment Agreement;

(k)

Eastpac has no pending or threatened claims, except for the Arbitration;

(l)

Other than a debt before SUNAT connected to the Income Tax for 2000, which as of October 31, 2001 amounted S/.28,778.00 including interests, Eastpac has no pending taxes nor unpaid taxes, fines or sanctions before any tax or customs authority;

(m)

Eastpac has all its corporate and accounting books with a one year delay;

(n)

The Shares and Eastpac´s shares are free and clear of any lien and encumbrance that may affect, diminish or limit their value or their holders rights; nor exists any agreement or commitment that may limit the Shares or Eastpac´s shares attributes;

(o)

The Shares and Eastpac´s shares are fully subscribed and totally paid and there are no overpaid dividends in favor of the VENDOR or 1327008 Ontario Limited, as the case may be;

(p)

There are no pending capitalization agreements nor commitments that may oblige to a capital increase in 1327008 Ontario Limited nor Eastpac, or to change the share interest of the VENDOR in 1327008 Ontario Limited nor 1327008 Ontario Limited in Eastpac;

(q)

Through its subsidiary Eastpac and as mining assignee holds 50% of the exploration and exploitation rights upon the Mining Right;

(r)

The Mining Assignment Agreement term is for 10 years as of its execution which could be extendable for equal terms under the assignee´s sole decision;

(s)

The only pending obligations not accrued in favor of the Assignor are (i) the payment of S$300,000.00 (Three Hundred Thousand and 00/100 Dollars of United States of America) within  30 days following the date in which the concentrating plant to be installed starts production, and (ii) the payment of a 6% net profits interest in the terms defined in paragraph G) of number 5 of section fourth of the Mining Assignment Agreement;

(t)

The Mining Assignment Agreement is still as agreed pursuant to public deed of August16, 1994 and has not been amended in any of its terms;

(u)

Eastpac has complied with all its legal and contractual obligations necessary to keep in force its assignee condition and that, except for the Arbitration, VENDOR is not aware of any action or measure against the validity and effectiveness of the Mining Assignment Agreement, committing in any case to obtain the widest righting of law;

(v)

The Arbitration deals with the VENDOR’ s pretended failure to comply with its legal and contractual obligations and as far as the VENDOR is aware, Eastpac has complied with all its legal and contractual obligations arising in connection with the Mining Assignment Agreement;

(w)

The Mining Right is in good standing and free and clear of any lien and encumbrance, and except for the Mining Assignment Agreement, VENDOR is not aware of the existence of any other agreement, arrangement or understanding that may affect the rights of the assignee to the Mining Assignment Agreement;

(x)

The Mining Right is duly registered in the Mining Official Map with final UTM co-ordinates, and is not aware of any neighbouring or bordering mining right, whether having priority or not, pending of its definitive incorporation into the Official Mining Map, that  could overlap to it  whether in whole or in part;

(y)

Concessions fees have been fully and timely paid for all the corresponding years and are not under any cause of lapsing or extinction;

(z)

The Mining Right has been subject to evidence a annual minimum production or investment since year 2001, and when not done so Eastpac has fully and timely paid the corresponding penalty;

(aa)

This agreement does not trigger any tax payment or obligation in any jurisdiction and, if so, it shall be promptly and directly paid or comply.

4.2

The PURCHASER represents that:

(a)

It is a company duly organized and in force, authorized to do business and comply with the purpose of this Agreement;

(b)

It, when entering into this Agreement, is not violating any other contract or agreement;

(c)

It has all corporate authorizations necessary for entering into this Share Purchase Agreement without needing any further authorization or approval by any other entity whatsoever;

(d)

It is not obliged under this Share Purchase Agreement to pay any tax in any jurisdiction, and if so it has been already paid or shall be directly paid.

(e)

Will carry on its exploration activities in a responsible and professional manner in accordance with international mining standards.

FIFTH:

            VENDOR’S INTEREST PRICE

The price of this Share purchase has been fixed by the parties hereof in the amount of US$150,000.00 (One Hundred Fifty Thousand and 00/100 Dollars of United States of America), as consideration for the 100% of the Shares.  The Purchaser shall pay Eastpac´s existing liabilities as shown in Exhibit F.   The PURCHASER shall pay the VENDOR the price upon the date of execution of this Agreement, which shall coincide with the registration of the Shares purchase.  Payment shall be disbursed by cheque.

SIXTH:

NET PROFIT INTEREST AND NET SMELTER RETURN

The PURCHASER acknowledges to the VENDOR a Net Profit Interest over Eastpac´s annual net results equal to 10% of the outcome of applying the calculation detailed in Exhibit B.  The Net Profit Interest shall be reduced as follows:

(a)

If there is no Commercial Production according to a Final Feasibility Study on the Mining Right before ending year 2004, the Net Profit Interest shall be reduced to 7%.

(b)

If there is no Commercial Production according to a Final Feasibility Study on the Mining Right before ending year 2005, the Net Profit Interest shall be reduced to 5%.

(c)

If there is no Commercial Production according to a Final Feasibility Study on the Mining Right before ending year 2006, the Net Profit Interest shall become a Net Smelter Return royalty equal to 1\2% (0.5%) over the total production of all minerals that are extracted from the Mining Right.  The Net Smelter Return royalty shall be calculated accordingly with Exhibit C.

The Net Profit Interest referred to in this Section shall be understood as exclusively referred to that corresponding to the operation of the Mining Right, for which purpose and if necessary the PURCHASER shall carry out an independent accounting to separate it from the rest of operations that Eastpac may eventually perform in mining rights other than the Mining Right.

Payments contemplated in this clause shall be disbursed on a quarterly basis; any delay in disbursement of these payments shall report an interest in favour of the VENDOR equal to

LIBOR (London Interbank Offered Rate) plus 3%.  The PURCHASER shall use reasonable efforts to provide semi-annually a short report on its exploration activities, but report at least every six months on any exploration and development completed.   The PURCHASER shall immediately inform the VENDOR in writing of any Final Feasibility Study completed on the Mining Right, of any decision to mine on the Mining Right and of the commencement of mining in the Mining Right.

SEVENTH:

VENDOR’S COMMITMENT

The VENDOR hereby undertakes to keep the representations contemplated in subsection 4.1 of Section Forth as true at all times up to the execution date.  The VENDOR undertakes to assist the PURCHASER to defend the validity of this Assignment Agreement.  The VENDOR hereby also undertakes to support the PURCHASER in all as may be necessary, but not extended to the payment of any costs or expenses to keep this Assignment Agreement in full force and effect, especially during the Arbitration process. The obligation of the VENDOR to assist in the Arbitration will not imply any responsibility upon the result of the Arbitration nor upon its costs and resulting obligations.

The VENDOR shall indemnify and hold harmless the PURCHASER, 1327008 Ontario Limited and Eastpac on the following:

(i)

any claim, loss, cost or charge resulting from any breach by the VENDOR to the representations of the VENDOR;

(ii)

any liability, commitment, responsibility or obligation of Eastpac or 1327008 Ontario Limited arising prior to the execution of the Agreement;

(iii)

any claim before the PURCHASER with respect to the title or ownership of the Shares or Eastpac´s shares for facts occurred prior to the execution of this Agreement;

(iv)

any claim against Eastpac, 1327008 Ontario Limited or the PURCHASER with respect to activities performed by the VENDOR, 1327008 Ontario Limited or Eastpac prior to the execution of this Agreement;

(v)

any claim or sanction before the PURCHASER, 1327008 Ontario Limited or Eastpac in connection with its activities in the Mining Right prior to the execution of this Agreement, including without limitation  any environmental claim or tort;

(vi)

any tax for the VENDOR, 1327008 Ontario Limited or Eastpac that may arise or be exigible for facts occurred prior to the execution of this Agreement or in connection or as a consequence of this Agreement.

EIGHTH:

ENVIRONMENTAL RESPONSIBILITY

The VENDOR represents that the activities developed directly by Eastpac or through third parties at the Mining Right has been carried out in an environmentally sound manner and there are no existing environmental or social liabilities as a consequence of them.  Likewise represents that has complied with the law and the best mining practices from a technical, administrative, geological, environmental, social and safety point of view.  The VENDOR also recognizes as own any environmental liability existing thereat, for which it is fully responsible before the PURCHASER, 1327008 Ontario Limited and Eastpac, therefore the VENDOR’s responsibility contemplated in the foregoing Section also includes the environmental responsibility.

NINTH:

ARBITRATION

Any dispute, conflict, controversy or claim arising between the parties in connection with this agreement, regarding its interpretation, performance or validity which can not be solved by the parties’ mutual consent within sixty (60) calendar days, extendable by the parties’ mutual agreement, shall be submitted to an arbitration of law.

Arbitrators shall be three. Each party shall appoint one arbitrator and the two arbitrators so appointed shall designate the third arbitrator who shall act as Chairman. Failure of either party to appoint its arbitrator within the fifteenth (15) calendar days upon receipt of written notice of the requesting party, or if within a similar time period of fifteen calendar days as of the second arbitrator appointment, the two arbitrators fail to reach an agreement on appointing the third arbitrator, the appointment of any of said arbitrators shall be made at any of the parties request by the International Arbitration Centre, Vancouver. Same proceeding shall be followed if under any circumstance a substitute of the third arbitrator must be appointed.

The International Arbitration Centre, Vancouver shall conduct the arbitration. The parties are subject to the International Arbitration Centre Rules, which shall apply to all those matters not in opposition to the provisions of this Section. Arbitration shall take place in the City of Vancouver, British Columbia.

The parties hereby waive to appeal the arbitration award to be rendered.

The parties are expressly subject to the jurisdiction of the judges and courts of the Province of British Columbia, Canada for any intervention of the ordinary Judges and Courts, waiving to the jurisdiction of their domiciles.

TENTH :

EXPENSES

Each party shall bear all of its own costs and expenses incurred in connection with this Agreement as well as the transactions contemplated by this Agreement.

ELEVENTH:

  NOTICES

All notices and other communications required or permitted to be given hereunder shall be in writing and delivery by registered mail, hand or facsimile. If sent by registered mail shall be deemed as received on the fifth business day following the delivery. If sent by hand or facsimile, shall be deemed as duly delivered if delivered before the 15: 00 hours, local time, of any Business Day; and in any other case, the next Business Day. Notices will be addressed as follows:

By Lumina Copper Peru S.A.C.

Lumina Copper Corp.

1550-625 Howe Street

Vancouver, BC, V6C 2T6

Attention: President

Fax N°: 604-687-7041

By New Inca Goldmines Ltd.:

347 Bay Street

Suite 301

Toronto, ON M5H 2R7

Attention: Murray Sinclair

Fax Nº: 416-628-5911

Either of the parties may change it address for purposes of receiving any notice or other communication hereunder from time to time by written notice in accordance with the foregoing paragraph. Any subsequent notice shall be sent to the party to its changed addressed or facsimile number.

TWELPTH :

BENEFICIARIES

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assignees.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements or arrangements relating to the subject matter hereof.

THIRTEENTH:

NO THIRD PARTIES BINDING

The parties hereto intend that this Agreement shall not benefit or create any right or cause any action in or behalf of any person other than the parties hereto, and no person, other than the parties hereto, shall be entitled to rely on the provisions hereof.

FOURTEENTH:

COUNTERPARTS

This Agreement may be executed in any number of counterparts and each one shall be deemed to be an original, and all together shall constitute one and the same instrument. This Agreement and any other counterpart thereof may be delivered by facsimile and when so delivered shall be deemed to be an original.

FIFTEENTH:

            CONFIDENTIALITY

Each party must keep confidential and not disclose the terms of this Agreement, except insofar as may be required by a recognised stock exchange, by law or by order of a court of competent jurisdiction, government department or agency, to which any of the parties is subject to in each case, but only to the extent of such requirement. Subject to the foregoing, neither party shall make public announcements in relation to this Agreement without prior notice to the other Party on its conformity to the text thereof, conformity that could not be unreasonable withheld.

SIXTEENTH:

ASSIGNMENT

The PURCHASER may assign or transfer its Interest on the Mining Right in accordance with the terms of the Mining Assignment Agreement, as long as the acquiring party of such interest commits itself in writing to accept the right of the VENDOR to collect the considerations mentioned in Section Sixth.  A change of control of the PURCHASER shall not constitute an assignment or transfer.  In case the Interest on the Mining Right is assigned or 1327008 Ontario Limited or Eastpac is sold to a company with a market capitalization greater than Can$150,000,000.00 (One hundred fifty million and 00/100 Dollars of Canada) and such company complies in  providing a guaranty identical to Lumina Copper Corp.´s guaranty pursuant to section Seventeenth then no authorization from the VENDOR shall be required and Lumina Copper Corp.  will be released from its guaranty.  In case the Interest on the Mining Right or 1327008 Ontario Limited or Eastpac is assigned to a company with a market capitalization not greater than Can$150,000,000.00 (One hundred fifty million and 00/100 Dollars of Canada) then no authorization from the VENDOR shall be required, provided however

Lumina Copper Corp.´s guaranty set forth in Section Seventeenth shall remain in force.  The PURCHASER and its successors must notify the VENDOR in writing at the time of any sale, transfer or assignment of the Interest on the Mining Right or 1327008 Ontario Limited or Eastpac, including the identity of the acquiring party, its market capitalization and a copy of the guaranty to be provided, if such guaranty is required.  If at any time the PURCHASER with the authorization of the Assignor or its registered titleholder registers the right to collect the royalty created in section six of this Agreement at the Mining Registry of SUNARP as a lien upon the Mining Right, then no authorization will be required and there will be no limitation whatsoever for the assignment of the Interest on the Mining Right.

The PURCHASER will be entitled to assign or transfer this Agreement to a subsidiary controlled by the PURCHASER provided the guaranty set forth in section seventeenth remains in force.

SEVENTEENTH:

GUARANTY

The PURCHASER, a Canadian corporation domiciled at 1550-625 Howe Street, Vancouver BC V6C 2T6, guaranties all the obligations and commitments by it pursuant to the Vendor’s Interest Price, Net Profit Interest or the Net Smelter Return.  The PURCHASER will be bound by the arbitration clause included in this Agreement.  If at any time the PURCHASER with the authorization of the Assignor or its registered titleholder registers at the Mining Registry of SUNARP the right to collect the royalty created in section six of this Agreement as a lien upon the Mining Right, then this guaranty will be null and void.

This guaranty will be enforceable for as long as the Mining Assignment Agreement is outstanding.  The PURCHASER shall and shall cause 1327008 Ontario Limited to keep the Mining Assignment Agreement in force at all times and to successively extend its term at its expiration; however, if at any time the PURCHASER decides at its sole discretion to terminate the Mining Assignment Agreement or not to extend its term, the PURCHASER and 1327008 Ontario Limited will be released from any liability or responsibility before the VENDOR if the PURCHASER gives the VENDOR the right to acquire Eastpac as the holder of the Interest in the Mining Right for a symbolic consideration of US$100.  The PURCHASER must give the vendor not less than 60 days notice in writing of its intention to terminate the Mining Assignment Agreement or not to extend its term.  If the VENDOR does not advise the PURCHASER in writing within the aforementioned 60 day period of its intention to exercise the right to acquire Eastpac as the holder of the Interest in the Mining Right, then the PURCHASER and 1327008 Ontario Limited may terminate the Mining Assignment Agreement or not extend its term.

EIGHTEENTH:

REGISTRY

As soon as the PURCHASER with the authorization of the Assignor or its registered titleholder  is able to register the right to collect the royalties at the Mining Registry of SUNARP as a lien upon the Mining Right, the PURCHASER or its successor will make reasonable efforts to complete such registry.

Lima, April 30, 2004

1327008 ONTARIO LIMITED

_/s/ 1327008 ONTARIO LIMITED /s/

Authorized Signature

LUMINA COPPER CORP.

NEW INCA GOLDMINES LIMITED

/s/ LUMINA COPPER CORP. /s/

 /s/ NEW INCA GOLDMINES LIMITED/s/

Authorized Signature

Authorized Signature